EXHIBIT 5.1
July 19, 2006
Hanover Compressor Company
12001 N. Houston Rosslyn Road
Houston, Texas 77086
Ladies and Gentlemen:
     We have acted as counsel for Hanover Compressor Company, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of 6,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) pursuant to the Hanover Compressor Company 2006 Stock Incentive Plan (the “Plan”). The shares of Common Stock that are to be issued under the Plan are referred to herein as the “Shares.”
     In connection with the foregoing, we have examined or are familiar with the Certificate of Incorporation of the Company, as amended, the Amended and Restated Bylaws of the Company, the Plan, certain resolutions adopted by the Board of Directors of the Company, the registration statement on Form S-8 filed in connection with the registration of the Shares (the “Registration Statement”), and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion.
     We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents. In addition, we have assumed that (i) the Shares will be issued in accordance with the terms of the Plan, (ii) the full consideration for each Share shall be paid to the Company and in no event will be less than the par value for each Share, and (iii) certificates evidencing the Shares will be properly executed and delivered by the Company in accordance with the General Corporation Law of the State of Delaware.
     Based upon the foregoing, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares, when issued by the Company and delivered in accordance with the provisions of the Plan, will be validly issued, fully paid and non-assessable.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai	First City Tower, 1001 Fannin Street, Suite 2300, Houston, TX 77002-6760
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July 19, 2006 Page 2
     The foregoing opinion is limited to the laws of the United States of America, the Constitution of the State of Delaware and the General Corporation Law of the State of Delaware, as interpreted by federal courts and the courts of the State of Delaware. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.
Very truly yours,
/s/ Vinson & Elkins L.L.P.